CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the reference to our report, dated January 20, 2010 for the TANAKA Growth Fund (the Fund); a series of the TANAKA Funds, Inc., and to all references to our firm included in or made a part of this N-14 filing.

Abington, Pennsylvania
November 17, 2010